Contact:	Patrick Johnson, President & CEO
(714) 241-4411
Matthew Hayden, Investor Relations
Hayden Communications, Inc.
(858) 456 - 4533

For Immediate Release

PRO-DEX, INC. ANNOUNCES THIRD FISCAL QUARTER AND NINE-MONTH RESULTS

Year-to-date earnings increase 35% as Company's order backlog reaches record level of $8.3 million;

Management reiterates guidance of $0.18 to $0.22 per share for the 2005 fiscal year

SANTA ANA, CA, May 12, 2005 - PRO-DEX, INC. (NASDAQ: PDEX), a provider of embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets, today announced financial results for the third quarter and nine-month period ending March 31, 2005.

Consolidated net sales for the third quarter were $3.2 million compared to $3.3 million for the three months ended March 31, 2005. Gross profit for the third quarter was $1.6 million, up slightly compared to the $1.6 million reported for the third quarter of last year. Gross profit as a percentage of sales increased to 50.7 percent for the quarter compared to 48.5 percent for the third fiscal quarter of last year and 55.9 percent for the first fiscal half of this year. The gross profit percentage for the third quarter was impacted by multiple new product launches which impacted manufacturing efficiency and a revenue mix which had a lower proportion of factory automation sales. Operating expenses increased by $98,000 to $1.3 million compared to the third quarter last year, driven by one-time severance expenses. Net income for the quarter was $275,000, or $0.03 per diluted share, as compared to a net income of $261,000 or $0.03 per diluted share, for the three months ended March 31, 2004. Backlog at the end of the third quarter was $8.3 million, up 77 percent from $4.7 million at the end of the second quarter of this year and up 152 percent from $3.3 million at the end the third quarter of last year.

Commenting on the Company's financial performance, Pro-Dex's President and Chief Executive Officer, Patrick Johnson said, "We're pleased with the accelerated rate of new order bookings seen during the third quarter of the year. The new orders came from every segment of our business, but were dominated by orders from existing and new medical device customers. We believe that the increase in order backlog is further evidence that our focused model of rapidly developing and launching innovative products is both successful and represents meaningful evidence of positive business momentum. We transitioned a number of projects from development into production during the third quarter, enabling growth in our current quarter and serving to increase sales and visibility in the coming quarters."

Pro-Dex previously announced the signing of a new Development Agreement at the end of the second quarter this fiscal year. During the third quarter, the design services related to that Development Agreement were successfully completed. As a result of completing this project, the Company booked orders for a new product from a new medical device customer totaling $1.2 million with shipments scheduled to begin in the fourth quarter of this fiscal year.

For the nine months ended March 31, 2005, consolidated net sales were $9.5 million compared to $10.5 million for the same period in the prior year. The decrease is partially related to the Company's previously announced shift to a royalty agreement with its HealOzone product. Gross profit was $5.1 million compared to $4.9 million for the same period in the prior year. For the nine months, gross profit as a percent of sales increased to 54.2 percent compared to 46.0 percent in the same period in the prior year. Operating expense increased $56,000 to $3.8 million compared to the same nine months in the prior year. Despite the decrease in revenue, the Company reported net income for the nine months ended March 31, 2005 of $921,000 or $0.10 per diluted share, as compared to a net income of $683,000 or $0.07 per diluted share, for the nine months ended March 31, 2004. This represents an increase of $238,000 or 35 percent over the previous year.

"In addition to booking orders for recently developed products, we received several large follow-on orders for products developed during the last two years," commented Mr. Johnson, "Our new product development projects remain at a record level with 11 total projects, seven of those projects being funded by our customers and representing a potential first year revenue of $7.6 million. We closed the third quarter with the signing of another Development Agreement with an existing customer. This development project will take us between nine and 12 months to complete and if successful could result in an estimated first-year revenue of $2.2 to $4.5 million. Also during the third quarter, we moved several current development projects toward completion and provided a number of Development Services Proposals to new and existing customers, activities that should drive order bookings and shipped sales through fiscal 2006 and beyond."

Highlights from the fiscal third quarter included:

  During the third quarter, the Company launched three new products for customers in the dental market. These products were originally scheduled for launch during the Company's fiscal second quarter. Gross margin percentages were unfavorably impacted during the quarter given manufacturing inefficiencies related to initial launch of these new products. With the ramp up complete, margins are now consistent with the overall blended Company margins.
  The Company's new product development portfolio includes 11 total projects, seven of which are being funded by customers, and totaling $7.6 million in potential first year revenue.
  The Company's order backlog increased to $8.3 million at the end of the third quarter, compared to $4.7 million at the end of the second quarter this year and $3.3 million at the end of the third quarter last year.
  Year to date, gross margin as a percentage of sales has increased to 54.2 percent, up from 46.0 percent in the same period last year. As a result, gross margin dollars have increased $271,000 for the first nine months of the year, despite a $1.0 million decrease in sales.

            "We view our third quarter results as the inflection point to take Pro-Dex to the next level," Mr. Johnson continued. "We have established a solid core business with high profile customers who are succeeding commercially with the products we have developed and manufactured for them. Based on that success, we are earning the opportunity to bid on new projects that are larger in size, and in some cases, outside our traditional vertical markets. This increase in bidding activities has increased our portfolio of new development projects to record levels and the ongoing completion of these projects has dramatically increased our order backlog. Given the combined effect of all of these activities, we exited the third quarter with the anticipation of reporting a record fourth quarter. Based on our current and projected revenue, including orders already booked, we expect to report sales of $14.5 to $15 million for the fiscal year, within our previous range of guidance, and we expect to achieve our earnings guidance as well. This represents a projected increase in manufacturing utilization of more than 50 percent quarter over quarter and shows the inherent leverage and scale in our business model."

Mr. Johnson concluded, "As we completed the last fiscal year, we estimated that our existing infrastructure could support $20 to $22 million in annual sales. But with shifts in our sales product mix, increased efficiencies in manufacturing operations, under utilized space in our Beaverton operations and the opportunity to out-source non-critical component manufacturing, we now believe we can support sales well above this level. We've also been actively 'upgrading' our physical and human capital to get the most out of our existing operational expenses. Beyond our existing infrastructure, we believe that the scalability of our business will allow for growth without a corresponding increase in operating expenses. Bidding on, winning and completing product development projects with larger potential resulting revenue should continue to provide us with earnings leverage and a greater return on our product development efforts, facilitating growth in fiscal 2006 and beyond."

Guidance:

Management is reaffirming revenue guidance and expects to report full-year revenues in the range of $14.5 million to $15 million with earnings between $0.18 to $0.22 per share.

Investors and all others are invited to listen to a conference call discussing the third quarter and fiscal 2005 outlook, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet at www.pro-dex.com. An online replay will be available for 30 days. Additionally, a telephone replay will be available two hours after the call for 48-hours by dialing (800) 475-6701 for domestic callers and (320) 365-3844 for international callers; conference ID# 781132.

Pro-Dex Inc., with operations in Santa Ana, California and Beaverton, Oregon, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control and miniature rotary drive systems, serving the medical, dental, factory automation, and scientific research markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(Tables Follow)

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2005 (unaudited)	June 30,2004 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,259,000	$2,070,000
Accounts receivable, net of allowance for doubtful
accounts of $45,000 at March 31 and $40,000 at June 30	2,565,000	2,370,000
Inventories, net	2,952,000	2,542,000
Prepaid expenses	170,000	76,000
Deferred income taxes	793,000	793,000
Total current assets	8,739,000	7,851,000

Equipment and leasehold improvements, net	1,010,000	1,030,000

Other assets:
Goodwill	1,110,000	1,110,000
Deferred income taxes	788,000	788,000
Other	48,000	16,000
Total other assets	1,946,000	1,914,000

Total assets	$11,695,000	$10,795,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$625,000	$397,000
Current portion of long term debt to shareholder	-	70,000
Accrued expenses	432,000	780,000
Income taxes payable	655,000	809,000
Total current liabilities	1,712,000	2,056,000

Long-term debt to a shareholder, net of current portion	-	75,000

Total liabilities	1,712,000	2,131,000

Commitments and contingencies
Shareholders' equity:
Series A convertible preferred shares; no par value; liquidation preference of $3.60 per share; 10,000,000 shares authorized;
0 shares issued and outstanding.	-	283,000
Common shares; no par value; 50,000,000 shares authorized;
9,039,217 shares issued and outstanding,	15,737,000	15,075,000
Accumulated deficit	(5,748,000)	(6,669,000)
	9,989,000	8,689,000

Receivable for stock purchase	(6,000)	(25,000)
Total shareholders' equity	9,983,000	8,664,000
Total liabilities and shareholders' equity	$11,695,000	$10,795,000

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Three months ended March 31 (unaudited)

	2005	2004

Net sales	$3,241,000	$3,302,000

Cost of sales	1,598,000	1,698,000
Gross profit	1,643,000	1,604,000

Operating expenses:
Selling	249,000	231,000
General and administrative expenses	586,000	501,000
Research and development costs	467,000	472,000
Total operating expenses	1,302,000	1,204,000

Income from operations	341,000	400,000

Other income (expense):
Royalty income	6,000	40,000
Other income, net	12,000	4,000
Interest expense	-	(9,000)
Total	18,000	35,000

Income before provision for income taxes	359,000	435,000

Provision for income taxes	84,000	174,000
Net income	$275,000	$261,000

Net Income per share:
Basic	$0.03	$0.03
Diluted	$0.03	$0.03

Weighted average shares outstanding - basic	9,163,900	8,797,325
Weighted average shares outstanding - diluted	9,615,127	9,398,688

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Nine months ended March 31 (unaudited)

	2005	2004

Net sales	$9,466,000	$10,534,000

Cost of sales	4,344,000	5,683,000
Gross profit	5,122,000	4,851,000

Operating expenses:
Selling	726,000	629,000
General and administrative expenses	1,711,000	1,796,000
Research and development costs	1,343,000	1,299,000
Total operating expenses	3,780,000	3,724,000

Income from operations	1,342,000	1,127,000

Other income (expense):
Royalty income	47,000	40,000
Other income, net	56,000	16,000
Interest expense	(9,000)	(44,000)
Total	94,000	12,000

Income before provision for income taxes	1,436,000	1,139,000

Provision for income taxes	515,000	456,000
Net income	$921,000	$683,000

Net Income per share:
Basic	$0.10	$0.08
Diluted	$0.10	$0.07

Weighted average shares outstanding - basic	9,006,073	8,779,913
Weighted average shares outstanding - diluted	9,434,431	9,288,056

PRO-DEX, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine months ended March 31 (unaudited)

	2005	2004
Cash Flows from Operating Activities:
Net Income	$921,000	$683,000
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	176,000	273,000
Provision for doubtful accounts	5,000	10,000
(Recovery) reserve for obsolete inventory	37,000	(116,000)
Stock based compensation	19,000	19,000
Deferred taxes	-	20,000
Changes in:
(Increase) in accounts receivable	(200,000)	(278,000)
(Increase) decrease in inventories	(447,000)	350,000
(Increase) in prepaid expenses	(94,000)	(29,000)
(Increase) decrease in other assets	(32,000)	9,000
(Decrease) in accounts payable and accrued expenses	(120,000)	(237,000)
Increase (decrease) in income taxes payable	(154,000)	456,000
Net Cash provided by Operating Activities	111,000	1,160,000

Cash Flows From Investing Activities:
Purchases of equipment and leasehold improvements	(156,000)	(233,000)

Net Cash (used in) Investing Activities	(156,000)	(233,000)

Cash Flows from Financing Activities:
Principal payments on long-term shareholder borrowings	(145,000)	(54,000)
Net payments on line of credit	-	(432,000)
Proceeds from option and warrant exercise	379,000	70,000

Net Cash provided by (used in) Financing Activities	234,000	(416,000)

Net Increase (decrease) in Cash and Cash Equivalents	189,000	511,000
Cash and Cash Equivalents, beginning of period	2,070,000	795,000
Cash and Cash Equivalents, end of period	$2,259,000	$1,306,000